Exhibit (a)(1)(H)


                             MONSTER WORLDWIDE, INC.
          OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN ELIGIBLE OPTIONS

                           FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Offer to Amend and the accompanying Letter of Transmittal (which, together as they may be amended or supplemented from time to time, constitute the "Offer"). We urge you to read carefully the Offer because the information in this summary is not complete and does not contain all of the information that is important to you.

1. WHEN DOES THE OFFER COMMENCE?

The commencement date of the Offer is March 13, 2007.

2. WHEN DOES THE OFFER EXPIRE?

The Offer expires on April 10, 2007, at 11:59 p.m. Eastern Time, unless we extend the Offer. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer.

3. HOW AND WHEN DO I ACCEPT THE OFFER TO AMEND MY ELIGIBLE OPTION?

You received a personalized Letter of Transmittal containing a summary of the Eligible Options (as defined in the Offer to Amend) that you hold. If you decide to accept the Offer with respect to some or all of your Eligible Options, you must deliver, by 11:59 p.m. Eastern Time on April 10, 2007, that Letter of Transmittal, properly completed and duly executed, and any other documents required by the Letter of Transmittal. The Letter of Transmittal and other documents must be sent via facsimile to The Altman Group, Inc., Attn: Jason Vinick, at facsimile number (201) 460-0050. Submissions by any other means, including hand delivery, interoffice mail or U.S. mail (or other postal service), are not permitted. If we extend the Offer beyond that time, you must deliver these documents before the extended expiration date of the Offer.

4. DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY ACCEPTANCE OF THE OFFER TO AMEND MY ELIGIBLE OPTION?

You may withdraw your acceptance of the Offer with respect to some or all of your Eligible Options at any time by 11:59 p.m. Eastern Time on April 10, 2007 (or any extended expiration date of the Offer). To withdraw your acceptance of the Offer, you must deliver a Withdrawal Form with the required information while you still have the right to withdraw your acceptance of the Offer with respect to your Eligible Options. The Withdrawal Form must be sent to us via
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facsimile to The Altman Group, Inc., Attn: Jason Vinick, at facsimile number
(201) 460-0050. Submissions by any other means, including hand delivery, interoffice mail or U.S. mail (or other postal service), are not permitted.

5. HOW DO I RE-ACCEPT THE OFFER WITH RESPECT TO MY ELIGIBLE OPTION AFTER I HAVE PREVIOUSLY WITHDRAWN IT?

Once you have withdrawn your acceptance of the Offer for some or all of your Eligible Options, you may re-accept the Offer with respect to some or all of your Eligible Options if you once again submit your Letter of Transmittal in accordance with its instructions, and any other documents required by the Letter of Transmittal to Monster, as described in Question 3 above, prior to the expiration date of the Offer.

6. WHAT DO I DO IF I FIND AN ERROR REGARDING MY ELIGIBLE OPTION IN MY LETTER OF TRANSMITTAL?

If you think there is an error in your Letter of Transmittal, please contact Jason Vinick at The Altman Group, Inc. at (201) 806-2208.

7. WHERE CAN I OBTAIN A COPY OF THE WITHDRAWAL FORM?

To obtain a copy of the Withdrawal Form, please contact Jason Vinick at The Altman Group, Inc. at (201) 806-2208.

8. WHERE CAN I OBTAIN A COPY OF THE LETTER OF TRANSMITTAL?

Your Letter of Transmittal was sent to you with the Offer to Amend on March 13, 2007, the first day of the Offer. To receive an additional copy of your Letter of Transmittal, please contact Jason Vinick at The Altman Group, Inc. at (201) 806-2208.

9. WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is March 13, 2007.

The Offer expires at 11:59 pm Eastern Time on April 10, 2007 (unless we extend it).

The Eligible Options will be amended on April 11, 2007 (unless we extend the Offer).

The cash payment will be payable in two installments. A cash payment payable with respect to the portion of your Eligible Option that has vested as of the expiration date and a cash payment payable with respect to the portion that vests after the expiration of the Offer. The cash payment payable with respect to the portion of your Eligible Option that has vested as of the expiration of the Offer will be paid to you as soon as practicable after January 1, 2008. The cash payment payable with respect to the portion of your Eligible Option that is scheduled to vest after the expiration of the Offer will become payable only if that portion of the Eligible Option vests, and

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will be paid as soon as practicable after the later of (i) January 1, 2008, or
(ii) the date that portion of the Eligible Option vests.

10. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Patrick Harrington at (212) 351-7114.

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